Exhibit 99.1
Charah Solutions, Inc. Reports Second Quarter 2021 Results
New Business Awards of $685 Million Year to Date; 2021 On Pace to Significantly Exceed 2020 Record
New Awards Provide High Visibility of Revenue and Earnings Growth in 2021 and 2022
Expecting Strong Second Half and Reaffirming 2021 Full Year Guidance
Louisville, KY – August 9, 2021 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company,”), a leading provider of environmental services and byproduct sales to the power generation industry, today announced financial results for its three and six months ended June 30, 2021. Net loss attributable to common stockholders for the three months ended June 30, 2021 was $6.5 million, or $0.21 per basic share, and net loss attributable to Charah Solutions, Inc. for the three months ended June 30, 2021 was $4.2 million. For the six months ended June 30, 2021, net loss attributable to common stockholders was $10.0 million, or $0.33 per basic share, and net loss attributable to Charah Solutions, Inc. for the six months ended June 30, 2021 was $5.5 million. Adjusted net loss attributable to common stockholders(1) and Adjusted loss per basic share(1) for the three months ended June 30, 2021 were $6.1 million and $0.20, respectively, and Adjusted EBITDA was $6.5 million. Adjusted net loss attributable to common stockholders(1) and Adjusted loss per basic share(1) for the six months ended June 30, 2021 were $8.7 million and $0.29, respectively, and Adjusted EBITDA(1) was $16.0 million.
Business Update
“We continue to make excellent progress in expanding our customer base, building our project pipeline and capitalizing on multi-billion dollar ash remediation and byproduct sales opportunities. Since our first quarter 2021 earnings release in May, we have received $158 million of new business awards, bringing the total for the year to date to $685 million, which puts us on pace to significantly exceed the record level achieved in 2020. The recent awards are across all of our lines of business. Our one-stop solution for remediation and compliance services, byproduct sales, fossil plant services and environmental risk transfer (“ERT”) services continues to be a compelling one for our customers,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions, Inc. “During the quarter, we continued to grow our ERT business by executing a binding agreement to acquire GenOn’s Avon Lake power plant in Avon Lake, Ohio when the plant ceases operation next year. We will be demolishing the plant, remediating the site and redeveloping the property in a manner to have positive environmental and economic impacts on the area. In our remediation and compliance services business, we proceeded to mobilization and start-up of multiple large high-profile remediation contracts. We also have been executing on our environmental, social and governance (“ESG”) initiatives for this year and are on or ahead of plan.”
“Our second quarter revenues, gross profit and Adjusted EBITDA increased from the comparable period in 2020. We expect a more meaningful contribution from the ramp of several large remediation and ERT projects in the second half of this year. We remain confident in our 2021 outlook, and we expect continued strong growth in 2022,” continued Mr. Sewell. “The awards we have received over the past few years have approximately doubled our average remaining contract life, which provides a high degree of visibility into revenues, earnings and cash flow for the next several years. Even after receiving $1.4 billion of new awards in 2020 and 2021 to date, we continue to have a robust pipeline of pending and expected bids. We are optimistic about our prospects for converting these to additional new business, which would layer on growth in the period beyond 2022.”
“We expect our net leverage ratio to improve over the balance of the year, and we appreciate the support of our banking group in agreeing to an amendment of our Credit Facility earlier this month. The amendment provides us some near-term flexibility by waiving compliance with the financial covenant ratios for the second quarter of 2021 and modifying the ratios for the third quarter,” continued Mr. Sewell. “We are pursuing plans to refinance our existing bank debt in order to address the structure and maturity profile. As part of such a plan, we recently issued $13 million of common equity to an investor in a private placement.”
Summary of Financial Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited, in thousands, except per share and margin data)	2021	2020	2021	2020
Revenue	$63,518	$52,304	$115,625	$103,581
Gross profit	6,920	5,206	12,505	10,101
Gross margin	10.9%	10.0%	10.8%	9.8%
Net loss attributable to Charah Solutions, Inc.	(4,166)	(3,536)	(5,453)	(17,786)
Net loss attributable to common stockholders	(6,462)	(4,561)	(9,963)	(18,922)
Net loss attributable to common stockholders per common share (basic / diluted)	$(0.21)	$(0.15)	$(0.33)	$(0.64)

Non-GAAP Financial Measures
Adjusted net loss attributable to common stockholders(1)	$(6,091)	$(7,904)	$(8,732)	$(16,487)
Adjusted loss per basic/diluted share(1)	$(0.20)	$(0.26)	$(0.29)	$(0.55)
Adjusted EBITDA(1)	6,492	4,244	16,012	5,682
Adjusted EBITDA margin(1)	10.2%	8.1%	13.8%	5.5%
(1)This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

Three Months Ended June 30, 2021 Results
Revenue increased $11.2 million, or 21.4%, for the three months ended June 30, 2021 to $63.5 million as compared to $52.3 million for the three months ended June 30, 2020, primarily driven by an increase in remediation and compliance services revenue from the commencement of new project work, partially offset by a decrease in byproduct sales due to an increase in shipping rates, the dissolution of our joint venture in Ash Venture LLC in the second quarter of 2021 and a decrease in fossil services revenue due to project completions. Gross profit increased $1.7 million, or 32.9%, for the three months ended June 30, 2021 to $6.9 million as compared to $5.2 million for the three months ended June 30, 2020, primarily driven by an increase in gross profit from our remediation and compliance services from the commencement of new project work and a better gross profit margin on our byproduct sales during the three months ended June 30, 2021, partially offset by a decrease in gross profit due to the dissolution of our joint venture in Ash Venture LLC in the second quarter of 2021 and a decrease in gross profit on our fossil services due to project completions. As a percentage of revenue, gross profit was 10.9% and 10.0% for the three months ended June 30, 2021 and 2020, respectively.
Net loss attributable to Charah Solutions, Inc. increased $0.6 million, or 17.8%, for the three months ended June 30, 2021 to $4.2 million as compared to $3.5 million for the three months ended June 30, 2020. The increased loss was primarily due to the absence of income from discontinued operations, net of tax of $3.8 million during the three months ended June 30, 2021 due to the Company's sale of its Allied subsidiary in November 2020, other operating expenses from ERT services of $1.0 million during the three months ended June 30, 2021 and an increase in general and administrative expenses of $0.7 million primarily attributable to certain temporary cost-cutting measures implemented in April 2020 in response to the COVID-19 pandemic that returned to pre-COVID levels in October 2020. These changes were partially offset by gains on sales of property and equipment, net and other operating income from ERT services of $2.7 million resulting from the commencement of operations at the Gibbons Creek ERT project in 2021 and the completion of an asset purchase agreement with a third-party for the sale of certain grinding-related assets and the previously mentioned increase in gross profit.
    Adjusted EBITDA(1) increased $2.2 million, or 53.0%, to $6.5 million for the three months ended June 30, 2021 compared to $4.2 million for the three months ended June 30, 2020.
Six Months Ended June 30, 2021 Results
Revenue increased $12.0 million, or 11.6%, for the six months ended June 30, 2021 to $115.6 million as compared to $103.6 million for the six months ended June 30, 2020, primarily driven by an increase in remediation and compliance services revenue from the commencement of new project work, partially offset by a decrease in byproduct sales due to lower plant production that we believe was due to lower demand as a result of the COVID-19 pandemic, an increase in shipping rates, the dissolution of our joint venture in Ash Venture LLC in the second quarter of 2021 and a decrease in fossil services revenue due to project completions. Gross profit increased $2.4 million, or 23.8%, for the six months ended June 30, 2021 to $12.5 million as compared to $10.1 million for the six months ended June 30, 2020, primarily driven by an increase in gross profit from our remediation and compliance services from the commencement of new project work, partially offset by a decrease in gross profit on byproduct sales due to the dissolution of our joint venture in Ash Venture LLC in the second quarter of 2021 and a decrease in gross profit on our fossil services due to project completions. As a percentage of revenue, gross profit was 10.8% and 9.8% for the six months ended June 30, 2021 and 2020, respectively.
Net loss attributable to Charah Solutions, Inc. decreased $12.3 million, or 69.3%, for the six months ended June 30, 2021 to $5.5 million as compared to $17.8 million for the six months ended June 30, 2020. The decreased loss was primarily due to (i) the absence of $8.6 million of expenses incurred as a result of the Company’s Amendment No. 3 to Credit Agreement of our existing Credit Facility during the six months ended June 30, 2020, (ii) a gain on a sales-type lease of $5.6 million recognized during the six months ended June 30, 2021, (iii) gains on sales of property and equipment, net and other operating income from ERT services of $3.2 million resulting from the commencement of operations at the Gibbons Creek ERT project in 2021 and the completion of an asset purchase agreement with a third-party for the sale of certain grinding-related assets, (iv) the previously mentioned increase in gross profit and (v) a decrease in general and administrative expenses resulting from reductions in staff and other cost-cutting measures implemented in April 2020 in response to the COVID-19 pandemic. These changes were partially offset by the absence of income from discontinued operations, net of tax of $6.8 million during the six months ended June 30, 2021 due to the Company's sale of its Allied subsidiary in November 2020, and other operating expenses from ERT services of $1.3 million during the six months ended June 30, 2021.
    Adjusted EBITDA(1) increased $10.3 million, or 181.8%, to $16.0 million for the six months ended June 30, 2021 compared to $5.7 million for the six months ended June 30, 2020.
Business Developments
New Business Awards
To date in 2021, we have won $685 million of new awards, including $158 million awarded since our first quarter 2021 earnings release in May. The recent awards include the acquisition of the Avon Lake generating station in Avon Lake, Ohio, as part of our ERT services. This acquisition will close in the first half of 2022. We also were awarded new business in our other three lines of business: remediation and compliance services, fossil services and byproduct sales. Although the timing of new business awards is not within our control, based on our assessment of our competitive position with respect to pending bids, we expect that new business awards for the full year will significantly exceed the 2020 record level of $715 million.
We expect that the larger remediation and compliance projects and ERT projects will be completed over a multiyear period. The combination of new multiyear awards and the recent or expected near-term completion of several older projects has resulted in an approximate doubling of our weighted average remaining contract life, to approximately six years currently from approximately three years in 2018. The increase in the remaining contract life provides us a high degree of visibility into revenues, earnings and cash flow over the next several years.

ERT Services
We continue to evaluate opportunities to leverage our innovative and sustainable ERT solutions further to meet the evolving and increasingly complex needs of utilities and power generation companies as they seek to retire and decommission older or less economically viable generating assets while minimizing costs and maximizing the value of the assets and improving the environment. Our unique ability to provide a single-source solution for large-scale, complex environmental challenges continues to position us as a strong partner for existing and potential new customers.
Avon Lake: Following our February 2021 acquisition of the Gibbons Creek Steam Electric Station, in May 2021, we entered into a binding agreement to acquire the Avon Lake Generating Station and adjacent property ("Avon Lake") from GenOn. Avon Lake is a 627 megawatt coal-fired plant located on a 40 acre site in Avon Lake, Ohio along Lake Erie. We have commenced planning for the environmental remediation and sustainable redevelopment of the property and will begin physical work once the full transfer occurs when the plant ceases operation in April 2022. GenOn will continue to maintain responsibility for the plant and operate the plant in the normal course of business through closing.
We will be responsible for the shutdown and decommissioning of the coal power plant and perform all environmental remediation and redevelopment work at the site. We have retained a third party to provide real estate advisory, development, and brokerage services to oversee the redevelopment of the property in an environmentally conscious manner and future sale of the remediated property. We intend to work with the local community to position the property to expand economic activity and benefit the surrounding area through job creation.
Gibbons Creek: During the second quarter, we continued to ramp up activity at the site. Demolition of the plant is under way and is expected to be largely completed this year. Remediation of ash ponds is ongoing and on schedule. We are nearing finalization of the redevelopment plan for the site. We expect the Gibbons Creek project to be a material driver of the expected improvement in our second half 2021 results.
Remediation and Compliance
During the second quarter, we continued to ramp several previously announced large remediation projects, including a coal ash reclamation project for Dominion Energy and two long-term ash pond closure-by-removal projects for a major Southeastern utility. These and other remediation projects are on track.
Byproduct Sales
Sales for the second quarter of 2021 improved sequentially from the first quarter of 2021, although were still lower than the year-ago period. The year-over-year decreases in the second quarter and first half of 2021 are likely attributable to the impact of the COVID-19 pandemic on power generation levels and construction activity, as well as a change in the sales mix. As the economy continues its recovery, we expect to see continued sequential improvement in byproduct sales, although they are likely to be below the level of 2020, due to a change in sales mix. The Biden Administration's proposed infrastructure legislation, if enacted, is expected to be beneficial to this business over a multiyear period with an expected increase in demand for concrete.
ESG Reporting
During the first quarter of 2021, we issued our first annual Environmental, Social and Governance (“ESG”) Report to showcase Charah Solutions’ significant leadership in fulfilling our ESG commitments and sustainably preserving our natural resources for the betterment of our planet, our communities, and our customers. Through our various businesses, we reduce greenhouse gas emissions, decrease landfill disposal, remediate land for community and business use, conserve natural resources, and protect our waterways. Our ERT business provides innovative, environmentally-conscious solutions to utilities and power generation companies seeking to decommission older or less economically viable generating plants and communities seeking to ensure that redevelopment of the property brings economic benefits to the area. Our EnviroSource technology offers resource conservation and recovery through the beneficial recycling of coal ash into a product that can substitute for Portland cement. Our remediation and compliance business ensures the secure closure of ash impoundment facilities.
In our initial ESG report, we laid out 2021 objectives in the key areas of Environmental, Data Acquisition and Reporting Capabilities, Diversity and Inclusion, and Safety. We are on track or ahead of plan with respect to these goals.
Subsequent Events
Amendment to Credit Facility
On August 3, 2021, we entered into Amendment No. 5 to our Credit Agreement. Absent this amendment, we would not have been in compliance with the required financial covenant ratios as of June 30, 2021, primarily due to a lower cash balance than projected. This was primarily attributable to certain timing assumptions in the budget. The amendment waives the non-compliance for this period. In addition, the amendment revises the financial covenant ratios for the September 30, 2021 period to a maximum consolidated net leverage ratio of 5.50 to 1.00 (from 4.50 to 1.00) and a minimum fixed charge coverage ratio of 1.10 to 1.00 (from 1.20 to 1.00).
As consideration for the amendment, we made an additional prepayment of $5.0 million of outstanding loans under the Credit Facility. We also accelerated payment of a previously accrued $2.0 million work fee associated with Amendment No. 3 to our Credit Agreement, which otherwise would have been due at maturity in 2022.
Stock Purchase Agreement
On August 6, 2021, we executed a stock purchase agreement with B. Riley Financial, under which we issued approximately 2.9 million shares of common stock at $4.50 per share in a private placement, for total proceeds of $13 million.

2021 Guidance
We provide mission-critical services to a diversified base of customers, a majority of whom are investment-grade regulated utilities that must continue to operate their power plants reliably despite the challenges presented by the COVID-19 pandemic. To date we have not experienced any significant disruptions to our business due to the pandemic. However, the ongoing pandemic and potential for significant business disruptions beyond our control have created a high level of uncertainty, including but not limited to the potential impacts on demand-driven power generation and the level of construction activity (each of which affects our byproduct sales). There are also timing uncertainties associated with the startup of recently announced customer awards, including ERT awards. Unfavorable weather, including hurricanes, excessive rain or moderate temperatures (which may temper power generation and therefore ash production levels), could adversely affect results at any or all of our businesses.
Results for the second half of this year should benefit from an increased contribution from our Gibbons Creek ERT project relative to the first half of the year. Another driver of second half results is the continued ramping of recent new awards, including large remediation and compliance projects. In addition, we expect to see improvement in certain ongoing projects that experienced adverse weather or other issues in the first half of the year.
Based on our results year to date and our current expectations for the second half of the year, we are reaffirming our 2021 outlook, initially provided on March 24, 2021, as follows:
•Revenues of $260 million to $300 million
•Net loss attributable to Charah Solutions, Inc. of $5 million to $0 million
•Adjusted EBITDA(2) of $35 million to $40 million
•Adjusted free cash flow(2) of $33 million to $38 million
This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, specifically including, but not limited to, no material customer work stoppages, no significant employee absences, and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2021 outlook. This guidance also assumes that we do not experience material adverse weather in the second half of 2021.
(2)The forward-looking measures of 2021 Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures that cannot be reconciled to net loss attributable to Charah Solutions, Inc. and cash flows from operating activities, respectively, as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.
CONFERENCE CALL
Charah Solutions will host a conference call at 8:30 a.m. ET on Tuesday, August 10, 2021 to discuss its second quarter 2021 financial results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
To register to participate live on this conference call, please register at directeventreg.com using conference ID 1268116. A confirmation email will be sent after registering, including dial-in details and a unique code for entry. We recommend registering a day in advance or, at a minimum, 15 minutes before the scheduled start time of the call. Participants may also listen to the conference call via webcast by visiting the Investor Relations section of the Charah Solutions website at ir.charah.com.
A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Tuesday, August 10, 2021. Also, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 1268116.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct sales to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities and independent power producers with all aspects to sustainably manage and recycle ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers' most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit, please visit www.charah.com.

Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Media Contact
Tamara Davis
PriceWeber Marketing
media@charah.com
(270) 202-8516
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the fiscal year ended December 31, 2020 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, loss on extinguishment of debt, impairment expense, interest expense, net, income taxes, depreciation and amortization, equity-based compensation and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined according to GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ Adjusted EBITDA presentation should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the Company’s business's success in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net loss as net loss attributable to common stockholders less, on a post-basis basis, income from discontinued operations, net of tax plus, on a post-tax basis, loss on extinguishment of debt, impairment expense and transaction-related expenses and other items. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss and Adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than net loss attributable to common stockholders. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of Adjusted net loss and Adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.

Adjusted free cash flow is not a financial measure determined in accordance with GAAP. We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment and exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to, or more meaningful than, net income or earnings per basic/diluted share (as determined in accordance with GAAP) as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except par value amounts)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$18,081	$24,787
Restricted cash	39,578	4,424
Trade accounts receivable, net	44,509	46,609
Receivable from affiliates	—	182
Contract assets	17,631	18,329
Inventory	6,045	5,917
Income tax receivable	29	260
Prepaid expenses and other current assets	8,274	5,287
Total current assets	134,147	105,795
Property and equipment, net	62,840	49,470
Goodwill	62,193	62,193
Intangible assets, net	62,675	61,426
Equity method investments	7	831
Other assets	7,987	1,245
Total assets	$329,849	$280,960

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	17,600	15,613
Contract liabilities	26,076	6,295
Capital lease obligations, current portion	4,423	2,199
Notes payable, current maturities	28,571	22,308
Asset retirement obligation, current portion	21,395	2,043
Accrued liabilities	19,985	34,937
Other current liabilities	2,734	935
Total current liabilities	120,784	84,330
Deferred tax liabilities	597	368
Contingent payments for acquisitions	1,950	1,950
Asset retirement obligation	30,966	3,116
Line of credit	12,781	12,003
Capital lease obligations, less current portion	8,173	4,485
Notes payable, less current maturities	110,864	124,969
Other liabilities	1,845	2,000
Total liabilities	287,960	233,221

Commitments and contingencies

Mezzanine equity
Series A Preferred Stock — $0.01 par value; 50 shares authorized, 26 shares issued and outstanding as of June 30, 2021 and December 31, 2020; aggregate liquidation preference of $30,685 and $28,783 as of June 30, 2021 and December 31, 2020, respectively	31,141	27,423

Stockholders’ equity
Retained losses	(94,318)	(88,865)
Common Stock — $0.01 par value; 200,000 shares authorized, $30,519 and 30,077 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	305	300
Additional paid-in capital	104,442	108,471
Total stockholders’ equity	10,429	19,906
Non-controlling interest	319	410
Total equity	10,748	20,316
Total liabilities, mezzanine equity and stockholders’ equity	$329,849	$280,960

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$63,518	$52,304	$115,625	$103,581
Cost of sales	(56,598)	(47,098)	(103,120)	(93,480)
Gross profit	6,920	5,206	12,505	10,101
General and administrative expenses	(9,379)	(8,657)	(18,811)	(19,325)
Gain on sales-type lease	—	—	5,568	—
Gains on sales of property and equipment, net	2,696	—	3,243	—
Other operating expenses from ERT services	(1,007)	—	(1,297)	—
Operating (loss) income	(770)	(3,451)	1,208	(9,224)
Interest expense, net	(3,314)	(4,055)	(6,549)	(6,914)
Loss on extinguishment of debt	—	—	—	(8,603)
(Loss) income from equity method investment	(11)	326	191	622
Loss from continuing operations before income taxes	(4,095)	(7,180)	(5,150)	(24,119)
Income tax expense	72	—	229	—
Net loss from continuing operations, net of tax	(4,167)	(7,180)	(5,379)	(24,119)
Income from discontinued operations, net of tax	—	3,777	—	6,820
Net loss	(4,167)	(3,403)	(5,379)	(17,299)
Less (loss) income attributable to non-controlling interest	(1)	133	74	487
Net loss attributable to Charah Solutions, Inc.	$(4,166)	$(3,536)	$(5,453)	$(17,786)

Amounts attributable to Charah Solutions, Inc.
Loss from continuing operations, net of tax and non-controlling interest	$(4,166)	$(7,313)	$(5,453)	$(24,606)
Deemed and imputed dividends on Series A Preferred Stock	(148)	(167)	(295)	(167)
Series A Preferred Stock dividends	(2,148)	(858)	(4,215)	(969)
Net loss from continuing operations attributable to common stockholders	(6,462)	(8,338)	(9,963)	(25,742)
Income from discontinued operations, net of tax	—	3,777	—	6,820
Net loss attributable to common stockholders	$(6,462)	$(4,561)	$(9,963)	$(18,922)

Net loss from continuing operations per common share:
Basic	$(0.21)	$(0.28)	$(0.33)	$(0.86)
Diluted	$(0.21)	$(0.28)	$(0.33)	$(0.86)

Net income from discontinued operations per common share:
Basic	$—	$0.13	$—	$0.23
Diluted	$—	$0.13	$—	$0.23

Net loss attributable to common stockholders per common share:
Basic	$(0.21)	$(0.15)	$(0.33)	$(0.64)
Diluted	$(0.21)	$(0.15)	$(0.33)	$(0.64)

Weighted-average shares outstanding used in income (loss) per common share:
Basic	30,450	29,927	30,282	29,785
Diluted	30,450	29,927	30,282	29,785

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(5,379)	$(17,299)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,315	13,274
Loss on extinguishment of debt	—	8,603
Paid-in-kind interest on long-term debt	2,448	1,663
Impairment expense	127	—
Amortization of debt issuance costs	331	214
Deferred income taxes	229	—
Gain on sales-type lease	(5,568)	—
(Gains) losses on sales of property and equipment	(4,140)	281
Income from equity method investment	(191)	(622)
Distributions received from equity method investment	—	849
Non-cash share-based compensation	998	1,470
Gain on interest rate swap	(201)	(30)
Interest accreted on contingent payments for acquisition	—	105
Increase (decrease) in cash due to changes in:
Trade accounts receivable	4,695	(6,220)
Contract assets and liabilities	20,479	15,280
Inventory	(607)	4,975
Accounts payable	1,986	(7,887)
Asset retirement obligation	(3,387)	(4,183)
Other assets and liabilities	(13,893)	(1,245)
Net cash provided by operating activities	10,242	9,228

Cash flows from investing activities:
Proceeds from the sales of property and equipment	4,232	155
Purchases of property and equipment	(2,829)	(1,604)
Cash and restricted cash received from ERT transaction	34,900	—
Payments of working capital adjustment and other items for the sale of subsidiary	(7,367)	—
Distributions received from equity method investment	1,015	—
Net cash provided by (used in) investing activities	29,951	(1,449)

Cash flows from financing activities:
Proceeds from the line of credit	778	5,500
Proceeds from long-term debt	1,009	15,781
Principal payments on long-term debt	(11,631)	(12,435)
Payments of debt issuance costs	—	(1,543)
Principal payments on capital lease obligations	(1,224)	—
Taxes paid related to net settlement of shares	(512)	(137)
Net proceeds from issuance of convertible Series A Preferred Stock	—	24,263
Distributions to non-controlling interest	(165)	(709)
Net cash (used in) provided by financing activities	(11,745)	30,720
Net increase in cash, cash equivalents and restricted cash	28,448	38,499
Cash, cash equivalents and restricted cash, beginning of period	29,211	6,128
Cash, cash equivalents and restricted cash, end of period	$57,659	$44,627

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$4,049	$7,703
Cash paid during the period for taxes	534	779

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(in thousands)
(Unaudited)

We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, loss on extinguishment of debt, impairment expense, interest expense, net, income taxes, depreciation and amortization, equity-based compensation and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure.
The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(in thousands)
Net loss attributable to Charah Solutions, Inc.	$(4,166)	$(3,536)	$(5,453)	$(17,786)
Income from discontinued operations, net of tax	—	(3,777)	—	(6,820)
Interest expense, net(1)	3,314	4,055	6,549	6,914
Loss on extinguishment of debt	—	—	—	8,603
Income tax expense	72	—	229	—
Depreciation and amortization(1)	6,169	6,538	12,315	12,864
Equity-based compensation(1)	699	530	998	1,255
Impairment expense	127	—	127	—
Transaction-related expenses and other items(1)(2)	277	434	1,247	652
Adjusted EBITDA	$6,492	$4,244	$16,012	$5,682
Adjusted EBITDA margin(3)	10.2%	8.1%	13.8%	5.5%
(1)Represents amounts for continuing operations only.
(2)Represents expenses associated with the Amendment to the Credit Facility and other miscellaneous items.
(3)Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Common Stockholders to
Adjusted Net Loss Attributable to Common Stockholders and Adjusted Loss per Basic/Diluted Share
(in thousands, except per share data)
(Unaudited)

Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are non-GAAP financial measures. We define Adjusted net loss attributable to common stockholders as net loss attributable to common stockholders less, on a post-tax basis, income from discontinued operations, net of tax and plus, on a post-tax basis, loss on extinguishment of debt, impairment expense and transaction-related expenses and other items. Adjusted loss per basic/diluted share is based on Adjusted net loss attributable to common stockholders.
The following represents a reconciliation of net loss attributable to common stockholders, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(6,462)	$(4,561)	$(9,963)	$(18,922)
Income from discontinued operations, net of tax	—	(3,777)	—	(6,820)
Income tax expense	72	—	229	—
Loss on extinguishment of debt	—	—	—	8,603
Impairment expense	127	—	127	—
Transaction-related expenses and other items(1)(2)	277	434	1,247	652
Adjusted loss before income taxes attributable to common stockholders	$(5,986)	$(7,904)	$(8,360)	$(16,487)
Adjusted income tax expense(3)	105	—	372	—
Adjusted net loss attributable to common stockholders	$(6,091)	$(7,904)	$(8,732)	$(16,487)

Weighted-average shares outstanding used in loss per common share(4)
Basic	30,450	29,927	30,282	29,785
Diluted	30,450	29,927	30,282	29,785

Adjusted loss per basic share	$(0.20)	$(0.26)	$(0.29)	$(0.55)
Adjusted loss per diluted share	$(0.20)	$(0.26)	$(0.29)	$(0.55)
(1)Represents amounts for continuing operations only.
(2)Represents expenses associated with the Amendment to the Credit Facility and other miscellaneous items.
(3)Represents the effective tax rate of 1.8% and 0.0% for the three months ended June 30, 2021 and 2020, respectively, and 4.4% and 0.0% for the six months ended June 30, 2021 and 2020, respectively, multiplied by adjusted loss before income taxes attributable to common stockholders.
(4)As a result of the net loss per share for the three and six months ended June 30, 2021 and 2020, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares of 12,018 and 10,884 were excluded from the computation of the weighted-average shares for diluted net loss per share for the three months ended June 30, 2021 and 2020, respectively, and dilutive shares of 11,903 and 6,947 were excluded from the computation of the weighted-average shares for diluted net loss per share for the six months ended June 30, 2021 and 2020, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Adjusted Free Cash Flow
(in thousands)
(Unaudited)

We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment and exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash (used in) provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted free cash flow. The presentation of Adjusted free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(3,824)	$27,548	$10,242	$9,228
Cash and restricted cash received from ERT transaction	—	—	34,900	—
Proceeds from the sales of property and equipment	3,786	141	4,232	155
Capital expenditures:
Maintenance and growth	(413)	(405)	(1,799)	(1,287)
Land improvements	(882)	—	(1,030)	—
Technology	—	(15)	—	(317)
Total capital expenditures	(1,295)	(420)	(2,829)	(1,604)
Adjusted free cash flow	$(1,333)	$27,269	$46,545	$7,779